 Exhibit 99.1

Socket Mobile Reports Record Profits in 2015

NEWARK, Calif., – February 17, 2016 – Socket Mobile, Inc. (OTC: SCKT), a leading innovator of data capture and delivery solutions for enhanced productivity, today reported record profits for the fourth quarter and full year ended December 31, 2015.

Revenue for the 2015 full year totaled $18.4 million, an increase of eight percent compared to revenue of $17.0 million for 2014. Net income for 2015 was $1.8 million, or $0.33 per share, compared to net income of $0.4 million, or $0.09 per share, in 2014. Annual gross margins on revenue increased to 48.6 percent in 2015 from 43.6 percent in 2014. Annual operating expenses for 2015 were $6.8 million, an increase of five percent compared to annual operating expenses for 2014 of $6.5 million.

Revenue for the fourth quarter of 2015 was $5.4 million, an increase of 38 percent compared to revenue of $3.9 million for the same quarter a year ago. Net income for the fourth quarter of 2015 was $958,000, or $0.17 per share, compared to a net loss of $21,000, or a loss of $0.00 per share, in the fourth quarter of 2014. Gross margins on revenue increased to 51.5 percent for the fourth quarter of 2015, compared to gross margins on revenue of 44.6 percent for the same quarter a year ago. Operating expenses for the fourth quarter of 2015 were $1.75 million, an increase of four percent compared to fourth quarter 2014 operating expenses of $1.68 million.

Kevin Mills, president and chief executive officer, commented, “The year-over-year improvement in net income for 2015 reflects revenue growth, improved margins, and moderate growth in operating expenses.

“Our revenue growth in 2015 reflects the strength of our cordless barcode scanning business, which is driven by growth in mobile business applications running on Apple, Android and Windows based smartphones and tablets. These applications are developed by registered third party developers that use our software developer kit to integrate our products into their applications to solve a business problem or improve a business process. Mobile point of sale applications using iPads for small businesses was our fastest growing segment these past two years and continues to validate our application driven business model.

“In 2016, we will expand our family of rugged barcode scanners with our DuraScan product line, an IP54 rating designed for use with smartphones and tablets used in harsh environments. We will also be adding our Socket Mobile DuraCase that securely attaches our attachable barcode scanners to a smartphone or iPod as a one-handed, dedicated barcode scanning solution required in many inventory based applications. The Socket Mobile DuraCase also enables charging for both the iPod and the scanner from a single charger. Our primary goals for 2016 are to continue to attract and support mobile application developers with data collection products designed for the mobile markets and to achieve continued growth and profitability,” Mills concluded.

Conference Call
Management of Socket will hold a conference call and web cast today at 2 P.M. Pacific (5 P.M. Eastern) to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (877) 407-9210 from within the U.S. or (201) 689-8049 from international locations. A replay will be available via telephone for a week following the call at (877) 660-6853 from within the U.S., or (201) 612-7415 from international locations. The conference ID for the replay is 13629953#. The call will also be carried live and available via replay through a link on Socket’s website at www.socketmobile.com. From the home page, select “About Socket”/”Investor Relations”/ and “Conference Calls and Events.”

About Socket Mobile, Inc.

Founded in 1992, Socket Mobile is a leading innovator of data capture and delivery solutions for enhanced productivity in retail point of sale, field service, healthcare, and other mobile markets. Socket Mobile’s revenue is primarily driven by the deployment of third party barcode enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners. Socket Mobile has a robust network of over 1,400 developers registered to use its software developer’s kit to add sophisticated barcode scanning to mobile applications. Socket Mobile is headquartered in Newark, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Facebook and Twitter @socketmobile and subscribe to SocketTalk  the company’s official blog.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer and data collection products, including details on the timing, distribution and market acceptance of the products, and statements predicting trends, sales and market conditions and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket and SoMo are registered trademarks of Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners. © 2016 Socket Mobile, Inc. All rights reserved.

Socket Mobile Contact:	Investor Relations Contact:
David Dunlap	Todd Kehrli or Jim Byers
Chief Financial Officer	MKR Group, Inc.
510-933-3035	323-468-2300
dave@socketmobile.com	sckt@mkr-group.com

– Financial tables to follow –

Socket Mobile, Inc.

Condensed Summary Statements of Operations

(Amounts in thousands except per share amounts)

	Year ended Dec 31,		Three Months ended Dec 31,
	(Unaudited) 2015	2014*	(Unaudited) 2015	2014*
Revenue	$18,400	$17,021	$5,391	$3,913
Cost of revenue	9,465	9,608	2,617	2,168
Gross profit	8,935	7,413	2,774	1,745
Gross profit percent	49%	44%	51%	45%
Research and development	2,323	2,333	621	581
Sales and marketing	2,497	2,198	660	650
General and administrative	1,986	1,951	466	451
Total operating expenses	6,806	6,482	1,747	1,682
Interest expense, net	(280)	(467)	(61)	(76)
Deferred tax (expense)	(32)	(32)	(8)	(8)
Net income (loss)	$1,817	$432	$958	$(21)
Net income (loss) per share: Basic Fully diluted	$ 0.33 $ 0.30	$ 0.09 $ 0.08	$ 0.17 $ 0.16	$ (0.00) $ (0.00)
Weighted average shares outstanding: Basic Fully diluted	5,555 5,975	5,006 5,251	5,598 6,041	5,274 5,274

*Derived from audited financial statements.

Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	December 31,
	(Unaudited) 2015	2014*
Cash	$938	$633
Accounts receivable	2,359	1,897
Inventories	1,326	957
Other current assets	87	125
Property and equipment, net	475	245
Goodwill	4,427	4,427
Other assets	76	86
Total Assets	$9,688	$8,370
Accounts payable and accrued liabilities	$2,817	$3,535
Bank line of credit	—	816
Subordinated line of credit	500	600
Convertible notes payable	753	753
Net deferred revenue on shipments to distributors	1,645	979
Deferred service revenue	125	214
Other liabilities	505	444
Common stock	62,216	61,719
Accumulated deficit	(58,873)	(60,690)
Total Liabilities and Equity	$9,688	$8,370

*Derived from audited financial statements.

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